UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 19, 2019

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14174	Southern Company Gas	58-2210952
(A Georgia Corporation)
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
(404) 584-4000

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.    Other Events.

On December 19, 2019, the Georgia Public Service Commission (the “Georgia PSC”) voted on the general base rate case proceeding filed by Atlanta Gas Light Company (“Atlanta Gas Light”), a wholly-owned subsidiary of Southern Company Gas, on June 3, 2019. The Georgia PSC approved a $65.3 million annual base rate increase, effective January 1, 2020, based on a return on equity (“ROE”) of 10.25% and an equity ratio of 56%. Earnings will be evaluated against a ROE range of 10.05% to 10.45%, with the disposition of any earnings above 10.45% to be determined by the Georgia PSC. Additionally, the Georgia PSC approved the following:

•
continuation of the inclusion in base rates of the recovery of and return on the infrastructure program investments previously authorized by the Georgia PSC, including, but not limited to, the Georgia rate adjustment mechanism (“GRAM”) adjustments approved in 2018; and

•	a reauthorization and continuation of GRAM until terminated by the Georgia PSC.
Atlanta Gas Light will not seek recovery of investments and expenditures in any GRAM proceeding that contribute to base rates increasing more than five percent in 2021. Additionally, Atlanta Gas Light is required to propose a notice of proposed rulemaking no later than January 31, 2020 to integrate its existing capacity supply plan with an infrastructure delivery plan. This proposed long-range planning tool would allow the Georgia PSC to examine and approve parameters for capital budgets (including related operations and maintenance spending) associated with multi-year outlooks. The first proceeding following the effective date of the new rules establishing this long-range planning tool will be decided by the Georgia PSC within eight months of Atlanta Gas Light’s first long-range plan filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2019	SOUTHERN COMPANY GAS

	By:	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary